                              FINANCIAL WARRANTY

No. 1

August 5, 2003

Oppenheimer Principal Protected Trust, on behalf of its series
  Oppenheimer Principal Protected Main Street Fund
c/o OppenheimerFunds, Inc.
498 Seventh Avenue, 10th Floor
New York, NY  10018
Attention:  Secretary

Dear Sirs:

We hereby establish, in your favor, our Financial Warranty No. 1 (the
"Financial Warranty") in the form of this letter of credit in the amount of
$260,938,923.10 (as more fully described below), effective immediately and expiring at the close of banking business at our Salt Lake City, Utah office on August 20, 2010.  All terms used herein but not defined herein have the meanings given to such terms in the Financial Warranty Agreement (the
"Financial Warranty Agreement") dated as of May 29, 2003, among
OppenheimerFunds, Inc., Oppenheimer Principal Protected Trust, on behalf of its series Oppenheimer Principal Protected Main Street Fund, and Merrill
Lynch Bank USA.

If at any time on or prior to the Maturity Date, the Calculation Agent provides the Warranty Provider with a written certificate certifying that the
Financial Warranty has been terminated pursuant to Section 10.1 of the
Financial Warranty Agreement (a "Termination Certificate"), the Financial
Warranty amount shall automatically reduce to zero and the Financial Warranty shall terminate on such date and the Aggregate Shortfall Amount shall be deemed to be zero.

Unless the Warranty Provider has received a Termination Certificate, funds under this Financial Warranty are available to you against on sight draft drawn on our Salt Lake City, Utah office, referring thereon to the number of this Financial Warranty, accompanied by your written certificate signed by you with an authenticated signature and certifying as to (a), (b) and (c)
below, and a written certificate from the Calculation Agent certifying the determination of the Aggregate Shortfall Amount and its accuracy.  Your written certificate shall state that:

            (a)   The Maturity Date under the Financial Warranty Agreement
      has occurred.

            (b)   The amount of your draft does not exceed the lesser of (i)
      the amount of the drawing available under this Financial Warranty and
      (ii) the Aggregate Shortfall Amount, as determined by the Calculation
      Agent, in its sole discretion, in a good faith commercially reasonable manner.

            (c)   You and the Adviser have complied with all applicable
      covenants set forth in the Financial Warranty Agreement, including without limitation Article III thereof.

Presentation of such draft and certificate shall be made at our office located in Salt Lake City, Utah, Attention: Manager, Letters of Credit, or at
any other office which may be designated by us by written notice delivered to you.

Upon the earliest of (i) the termination of this Financial Warranty in accordance with the Financial Warranty Agreement, (ii) our honoring your draft presented hereunder, (iii) the surrender to us by you of this Financial
Warranty for cancellation; (iv) the expiration date stated in the initial paragraph hereof; and (v) the issuance of a Substitute Financial Warranty (as hereinafter defined) to you pursuant to the penultimate paragraph of this
Financial Warranty, this Financial Warranty shall automatically terminate.  A termination of this Financial Warranty in accordance with the Financial
Warranty Agreement will be notified to you in writing upon which you will immediately surrender this Financial Warranty to us for cancellation;
provided, that the failure to so notify or surrender shall not affect the validity of such termination.

This Financial Warranty is subject to the International Standby Practices,
International Chamber of Commerce Publication No. 590 (the "ISP"), which is incorporated into the text of this Financial Warranty by this reference.
Communications with respect to this Financial Warranty shall be addressed to us at Salt Lake City, Utah, Attention: Manager, Letters of Credit, Facsimile:
(801) 532-7048, specifically referring to the number of this Financial
Warranty.

This Financial Warranty is not transferable.

As to matters not governed by the ISP, this Financial Warranty shall be governed by, and construed in accordance with, the laws of the State of Utah, including the Uniform Commercial Code as in effect in the State of Utah
(without regard to choice of law principles).

This Financial Warranty sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except only the certificates and draft referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificates and draft.

The Warranty Provider hereby agrees that any drawing available under this
Financial Warranty will be paid to you in U.S. Dollars.

The Warranty Provider may arrange for a substitute warranty provider (a
"Substitute Warranty Provider") to issue a financial warranty to you in substantially the form of this Financial Warranty (the "Substitute Financial
Warranty"); provided, that if the Substitute Warranty Provider is ML & Co. or an Affiliate of the Warranty Provider or ML & Co., (A) ML & Co. guarantees to the Fund and the Adviser all obligations assumed by such Affiliate under the
Financial Warranty Agreement and the other Transaction Documents and (B) the
Warranty Provider delivers to the Fund and the Adviser an opinion of counsel, in a form acceptable to the Fund and the Adviser in their reasonable discretion, that provides that the Affiliate assignee is authorized under applicable law to assume the obligations of the Warranty Provider under the
Financial Warranty Agreement and such other Transaction Documents.  The
Warranty Provider also may arrange for any other Substitute Warranty Provider to issue to you a Substitute Financial Warranty, subject to the prior consent of the Fund and the Adviser, in their sole discretion.  Simultaneously with the delivery of the Substitute Financial Warranty to you, you shall surrender this Financial Warranty to the Warranty Provider for cancellation.  Upon the issuance of the Substitute Financial Warranty, the Warranty Provider shall be discharged from any further obligations hereunder and under the Financial
Warranty Agreement.

Subject to the first and seventh preceding paragraphs herein, we hereby agree to forthwith honor your draft drawn under and in compliance with the terms of this Financial Warranty if presented to us at any time during normal business hours during the ten Business Day period commencing on August 9, 2010 through and including August 20, 2010, accompanied by the written certificates specified above.

Very truly yours,

MERRILL LYNCH BANK USA

By: /s/ Preston Jackson
    --------------------------
    Preston Jackson, President